Exhibit 99.2

Company Name: Tidewater Inc. (TDW)

Event: Johnson Rice 2016 Energy Conference

September 22, 2016

<<Ross Lera, Analyst, Johnson Rice & Co. LLC>>

Next up is Tidewater. From Tidewater we have Joe Bennett, Executive Vice President and Chief Investor Relations Officer. Joe?

<<Joseph M. Bennet, Executive Vice President and Chief Investor Relations Officer>>

Thank you, Ross. Appreciate the invite again from Johnson Rice. I think I've been here almost every year for this conference and plan on continuing to do so. We were complimented for even showing up. And I said, look, we are not hiding from anybody in this. You may like what we have to say or not like it, but we are going to say it and we're going to make sure you understand where we stand with this. And we appreciate your interest. We know there's probably people listening to the webcasting of this and we certainly appreciate their attendance, especially on the – for the folks here on the last day of the conference and the second to last presentation.

So, we changed our PowerPoint backdrop here, and these are nice blue skies. I wish I could stand up here and tell you that the industry has those blue skies, but they don't these days. It's, as you know, very challenged. Our attorneys take this forward-looking disclaimer to heart, especially these days, as you listen to what I'll talk about during today's presentation. And actually, our presentation, for folks that have followed Tidewater for a while know, it generally doesn't change much. I'm sure I'll disappoint people that want to hear something new and fresh in regards to our discussions with our lender group.

For those that follow us know that we put out a press release on Friday that disclosed the fact that our waivers have been extended for the noncompliant covenant issues until October the 21st. And, of course, if we wanted to say anything in addition to that, we would have said it in the press release and not necessarily today. So – but I'm here to chat about it a little bit too. But let's go over what our strategy has been and continues to be, and are we making progress with it? We believe that we are in this very challenged market. One is, again, anybody that knows our space, the OSV space, or any oil service company, providing safe and efficient and compliant operations will always be our top priority in good times and in bad, especially in rougher times.

Our safety record, which you'll see in a minute, was at historic best levels last fiscal year. And, at least thus far this fiscal year – knock on wood – our safety results are even better than what they were last year. So we've not taken our eye off of that ball in an environment when we all recognize that demand is down and our available capacity is full for any new job, little differences make a big difference. And little differences, like your safety record or working in a compliant fashion in the worldwide geographies that we operate in, is very, very important to the customer base, and can be the difference in us being awarded a job versus the next guy. So this will continue to be a priority for us.

Again, for folks that have followed us, we spent a lot of money – about $5 billion over the last 15 years, replacing our fleet. Our fleet was aging. We began in the year 2000. You'll see a slide in a minute that shows exactly what we have done over that 15-year period. We are stacking equipment. You see the comment here in regards to “smart stacking.” I'll explain that in a second. But we had – at the end of June, we had 177 active vessels in our fleet globally, with an average age of about 8.5 years of age, which is a very, very new fleet relative to the broader industry.

We have the same geographic diversity. We're now in our 60th year of operations. And the diversity has been there almost from day one. It took a year or so to expand globally to, way back then, to Venezuela first and then on from there. And even by the early 1960's, we were in many, many countries around the world and we still are. I think that's a benefit today to not just be tied to one geography. And while there aren't too many geographies that are necessarily better than the next, but some are a little bit better. And you certainly want those opportunities to move our mobile assets around and find the work wherever it may exist.

Staying close to customers – pretty obvious, but you’ll see a pie chart in a second that breaks out our exposures to NOCs, IOCs and others. And it’s pretty balanced – which, again, I think is important these days. What everyone has been talking about over the last year or two, in order to survive this downturn, however long it may be, cost-cutting is very, very important. We know everyone’s revenue line has been hit hard.

So, as we look back as to what proactive steps we have taken to reduce our operating costs and our G&A, we can report that – at least compared to about two years ago, which was the beginning of the downturn – our headcount is down almost a third. We are down almost 3,000 people in what was a headcount of 9,000. Our vessel OpEx is down 50% of what it was, and G&A is down about almost 30%. And that’s a never-ending scenario that we will continue to turn over every stone we can and cut costs in every fashion that we can, in order to make it to the other side of this downturn.

Part of that process was reducing our CapEx. At the time that this began a couple of years ago, we still had a few boats under construction that we continued with. We were able to change some of our arrangements with shipyards and reduce our level of CapEx to the tune of about $200 million. Today, as we sit here, or at least at the end of June, our last reporting period, we have four boats left under construction that we expect to take over the next year or so.

And the total amount that’s due on those is about $58 million. We actually have some options on additional vessels that, in all probability, we will not exercise those options. And with that we will get a return of progress payments. Some of that has happened already. But on a net basis, our net CapEx, if you combined those two numbers, we owe about a net $41 million that should take place over the next year or so. So, very, very minimal CapEx numbers going forward.

And I guess the most important point. Look, liquidity is the key to survival these days, and maintaining that liquidity is very important. As of June 30, we had $670 million of cash in the bank on our balance sheet; primarily the result of us drawing down on our revolver back in March to the tune of $600 million.

Our net debt to equity is about 38%. And, as I stated earlier, the waivers that we have gotten on noncompliance of our EBITDA to interest coverage ratio was, the waiver was extended to October 21, as we continue to negotiate an amendment on – with those respective lenders. We have a management team with either more gray hair or less hair than what they had a few years ago, but have seen these sorts of things before, understand what needs to be done, and are going about it in a very methodical way. Again, in cutting costs, CapEx, you look forward to the future and what commitments do we have? I’ve covered what we have as far as our CapEx.

And you’ll see in a minute our scheduled debt maturities are pretty far out there also, which provides us a runway, assuming that we can get the covenant relief that we are looking for, and believe that we can.

What we won’t do, and we want to make sure everyone is clear on this, including our customers and our vendors and everyone else, we will not compromise on safety, no matter what it takes. We may shortcut here or there, we may cut personnel or these costs or that cost, but it will not impact our safety, our compliance approach and strategy. We will not jeopardize our fleet, the integrity and the capability of our fleet.

The “smart stacking” that I referred to earlier is really continual maintenance. We have been very vocal with us in the stacking of our vessels, and we had in the range of about 85 or so stacked vessels at the end of June. It’s costing us about $1,000 a day on average to stack those vessels. That’s probably a little higher number than what you may hear from competitors. I think we’re doing a little bit more work and maintenance, so that when the time comes, and these vessels return to service, they will be in a better position to return quicker and hopefully for less cost. And we’re not going to compromise, of course, on the safety to our customers.

Our safety record, I see lots of familiar faces in the audience and they are familiar with this slide. This is a Dean Taylor-generated slide with the snake, but we continue that safety is very, very important. Our compensation is partially based on it. But more important, the safety of our people, of our customers, of the environment, of our assets, are of utmost importance. It does have a very specific relationship to our insurance and our loss reserves. So having a good safety record results in reduced costs for us also. The whole industry is doing a better job from a safety statistic standpoint and attention. And we still believe that we are leading this industry in safety performance.

So, what does a downturn look like? This is what it looks like. This is the working offshore rig count split between jack-ups and floaters, dating back to 2005. I probably should go a little bit further back to show you, but you see back in the 2007, 2008, 2009 range, post-financial crisis, what types of rigs got hit.

And what you see there is a reduction in the number of jack-ups during this timeframe, but an unabated improvement in the number of working floaters; the deepwater market just continued on almost unabated. But what you see now is a pretty substantive decrease in both sides and for the first time in the deepwater market. So when you look at these numbers collectively, we peaked right about two years ago now at about 720 offshore rigs working. Today, that number is about 450.

So we are down, in round numbers, about 270, 275 or so, working offshore rigs. The old rule of thumb of, oh, three to four boats per rig, I think is still very valid today, as it has been. So you do that multiplication. And what it means is demand on the OSV industry has been reduced by the range of 800 to 1,100 vessels. And that’s on a fleet today that IHS Petrodata would suggest totals about 3,500 vessels. So this has been a substantial hit to the OSV industry. And there are certain things that we all can do, and are doing, about it, primarily in reducing costs, is stacking equipment.

And us and most others – in fact, all others – are doing that, because frankly, they have no other choice than to stack equipment and cut costs. So, the fleet today, just to look at it very, very quickly, on the left is our fleet when it was built. And you see the buildup of activity, as I mentioned before, over the last 10 to 15 years, with very, very few – almost no – active vessels that are old. Traditional vessels were down to eight, and none of those are OSVs. They are either tugs or crew boats that have hung on a little bit longer than expected. Well, you see a different story on the right side, which is the IHS Petrodata global fleet of 3,500 or so vessels, but you still see a good number to the left of that dotted line, the orange bars, total about 600 boats. I can assure you those boats are not operational today and probably never will again, because they are 25, mostly 30 years old and older. And then you see the beginnings of the new build process starting in about 1990. And it really didn’t gather steam until more like 2005 or so right during this timeframe here, where it really gathered steam.

You know, we believe that a number of these boats – while these will probably never work again, these numbers that were built from 1990 to probably 2000, I think are very questionable today. Even though they have theoretical life left to them, I think that it will be very, very challenged, given the fact that we have so many of these available, that those older ones will – there’s a good chance that they will not work again.

This is what the larger OSV operators look like, with us being first-tier with 219 OSVs. Again, we have tugs and crew boats that are not in this listing. And without naming names in this, you see our next largest OSV competitors. And this is a variety of either public or private companies that comprise – and you see – I show this slide mostly to remind everyone the fragmented market in which we operate. Very, very quickly within just five of our next largest competitors, you are down to 50 and 60-boat operators. And immediately thereafter, you would see another dramatic fall-off and you’d be in the 20, 25 boat operators.

So, very, very fragmented. Lots of mom-and-pop vessel companies around the globe that are usually highly levered and are struggling mightily today, given that financing.

This is where we are around the world. We report in four segments. And, as most people know, our Africa – primarily Africa does include Europe for us. It has been our largest concentration of assets; almost 50% of our fleet count is there. The next largest is in the Americas; not necessarily in the Gulf of Mexico, where we are rather small – 10, 12 boats operating in the Gulf of Mexico. That's primarily Mexico and Brazil. The Middle East, which when asked what segment of the world, what geography of the world is holding up the best, I think you probably consistently hear the Middle East being named there. And our boat count has been pretty consistent or even increasing there. Of course, everyone runs to the better demand areas. So, it still is a very challenging area, but we have a good foothold throughout the Middle East. And then Asia-Pac has been a region that's been hit terribly hard. And you see that vessel count is down pretty significantly, at least for us there. And the 89 vessels, in addition to the numbers that you see here, were stacked as of June 30.

This next slide is what I referred to earlier as kind of the nice even split between our revenue base. This is actually for last fiscal year ended March of 2016. But pretty evenly between super majors, NOCs and others. About 55% to 60% of our revenue continues to be generated by vessels that are working directly with rigs. But keep in mind, the other 40%, 45% is being generated by non-rig activity, primarily production work, construction work. That is usually the result of rig activity ultimately, but it's not tied directly to rigs. And I think as we move forward through this downturn, we'll see more and more of our revenue stream probably biased to the production side of the business as opposed to the drilling side.

This is our report card of what we've done over that 15-year period, up to almost 250 new vessels, as we define it, after the year 2000. The net book value – not the original cost, but the current net book value – and the average net book value for people that have a sense, maybe, for what these vessels may be worth today, it will give you an idea of what's on our books. We go through our typical and required GAAP impairment reviews, almost on a quarter- to-quarter basis these days, given the business environment, and have taken our share of impairment charges to write down some of these. But frankly, there’s been very little transactions of individual vessels in order for the brokerage community and other people that have estimates of fair market values of equipment to be able to hang their hat on. It’s a very difficult process for anyone to achieve, given the lack of activity in transactions that have taken place at least thus far.

In addition to that, we have – and I mentioned before, four vessels that are under construction, we should take delivery of those within the next year or so. And that’s that net $41 million of additional CapEx, which is then shown on this slide, which is what our CapEx has been for new construction over the past 10 or so years, where we maxed out in the $500 million, $600 million a year range, and what is left and how minimal it is. And people ask about maintenance CapEx for us. All of our maintenance is expensed as incurred.

So we really don’t – other than if we were to do a modification on a vessel, that would be maintenance type CapEx, and there’s very little of that happening these days. So, this is our expected CapEx over the next couple of years. And what you see in those orange columns, as small as they are, is really the net $41 million that’s due on those four vessels.

A quick glimpse of our balance sheet at June 30 shows the almost $700 million of cash; what our debt is, our debt is primarily comprised of a $900 million bank facility, both term loan and revolver are totally drawn, and primarily about $1 billion of three separate private placement debt amounts that total to $1 billion or so. And that’s what’s outstanding. What you see, as I promised before is our debt – our scheduled debt maturity schedule by fiscal year. So, it’s important to know besides the $41 million committed on CapEx over the next year or so, our other commitments are minimal on debt maturities.

Our next – any decent amount of maturity is in December of 2017. So, a little over a year from now, which is $70 million, the next one thereafter is $50 million the following December of 2018. What you see here is the biggest amount. That’s when our bank facility comes due in June of 2019; for us, that’s fiscal 2020. So we have some runway over the next couple of years as we continue to fight this challenged market. We do have some runway to deal with and not tremendous demands on our liquidity from either CapEx or debt maturities.

So, where does it leave us and what’s our long-term strategy? There’s nothing that’s earth-shattering at about any of these. We want to continue to focus on our safety and compliance programs, to remain close to our customers, to continue to be proactive, continue to assess vessel usage, marketability, stacking of equipment, releasing of crews, G&A costs. Our compensation, from our Board all the way through the organization, has been reduced. We will continue to assess that and do what we need to do to make our way through it.

The most important priority we have right now in the short-term, and with a deadline of October 21, is to get our deal done with the lenders. People want to hear that we are going to guarantee it. We can’t do that. We believe we have made significant progress with our lender group. And I think rational minds come to bear, and we are very hopeful that, over the next month, we can get to the finish line of that. Because I think it is the best alternative for all parties involved – ourselves, our lender group, our shareholders, et cetera. So, there’s nothing super-special about our strategy, but all of these have to continue to take place.

And I think that once we do that, we can turn our attention to taking advantage of this marketplace where I think there will be deals to be had. There will be available equipment; there already is. No one has moved on it much yet, and we’ll be very careful in assessing those opportunities. But I think we can come out of this downturn, frankly, in better shape, as we did in the 1980’s when we came out and did mergers and acquisitions coming out of the 1980’s and in the early 1990’s. So, that will be left to be seen, and we have some homework to do to get ourselves there.

But with that, I will end this. And again, I appreciate everyone’s attendance today. Thank you.

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